                                                                      EXHIBIT 13

                           STOCK PURCHASE AGREEMENT
                           ------------------------


     Agreement between Metropolitan Life Insurance Company (hereinafter "Metropolitan"), a mutual life insurance company existing under and by virtue of the laws of the State of New York and MetLife Portfolios, Inc. (hereinafter the "Corporation"), a corporation organized and existing under and by virtue of the laws of the state of Maryland.

     In consideration of the mutual promises set forth herein, the parties agree as follows:

     1. The Corporation agrees to sell to Metropolitan and Metropolitan agrees to purchase for the aggregate amount of $30,000,000, 3,000,000 shares of Common Stock, $.01 Par Value of the Common Stock of the Corporation (hereinafter the "Stock") as follows:

               1,000,000 Shares of Stock of the
               International Equity Fund

               2,000,000 Shares of Stock of the
               International Fixed Income Fund

     Of the above amounts, 10,000 shares (5,000 shares of each Fund) will be purchased prior to the Corporation's Registration Statement being declared effective by the Securities and Exchange Commission, and the remaining 2,990,000 shares will be purchased after such declaration.

     2. Metropolitan acknowledges that the Stock to be purchased prior to the effective date of the Corporation's Registration Statement has not been registered under any state or federal securities laws and that, therefore, the Corporation is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring such Stock. Metropolitan also understands that any resale of such Stock, or any part thereof, may be subject to restrictions under state and federal securities laws, and that Metropolitan may be required to bear the economic risk of an investment in such Stock for an indefinite period of time.

     3. Metropolitan represents and warrants that it is acquiring the Stock solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Stock or any part thereof; and

     4. Metropolitan agrees that it will not sell or dispose of the Stock or any part thereof unless registration statements with respect to such Stock are then in effect under the Securities Act of 1933 and under any applicable state securities laws or unless the undersigned shall have delivered to the Corporation an opinion of counsel acceptable to the Corporation, in form and substance acceptable to the Corporation that no such registration is necessary.

     5. Metropolitan further agrees to withdraw any request to redeem any of the Stock to the extent the Corporation informs the undersigned that the effect of such redemption could be to reduce the Corporation's net worth below $100,000.



     IN WITNESS THEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 10 day of January, 1992
                                                --        -------


Metropolitan Life Insurance Company               MetLife Portfolios, Inc.



By /s/ Richard M Blackwell                        By /s/ Jeffrey J Hodgman
  ------------------------                          ----------------------


Title  Senior Vice-President and                  Title  President
     -----------------------                           -------------------
       General Counsel